Exhibit 4.4

SAFE BULKERS, INC.,

- and -

POLYS HAJIOANNOU

SECOND AMENDED AND RESTATED

RESTRICTIVE COVENANT AGREEMENT

THIS SECOND AMENDED AND RESTATED RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made on August 2, 2017, and amends and restates in its entirety that certain Restrictive Covenant Agreement, dated May 29, 2008, as amended by that certain Amendment No. 1 to Restrictive Covenant Agreement, dated February 25, 2014, and as further amended and restated by that certain Amended and Restated Restrictive Covenant Agreement, dated May 29, 2015 (together, the “Original Agreement”),

BY AND BETWEEN:

1. SAFE BULKERS, INC., a Marshall Islands corporation (the “Company”); and

2. POLYS HAJIOANNOU, in his individual capacity (“P. Hajioannou”).

WHEREAS:

1. Pursuant to Section 8.1 of the Original Agreement, the parties thereto may amend the Original Agreement by an instrument in writing;

2. Pursuant to the Second Amended and Restated Restrictive Covenant Agreement by and between the Company and P. Hajioannou, Vorini Holdings, Inc., a Marshall Islands corporation (“Vorini Holdings”), and Machairiotissa Holdings Inc., a Marshall Islands corporation (“Machairiotissa Holdings” and, together with P. Hajioannou, Vorini Holdings and, together with any entity controlled by or under common control with Machairiotissa Holdings, P. Hajioannou and/or Vorini Holdings, the “Hajioannou Entities”), dated August 2, 2017 (the “Hajioannou Entities Restrictive Covenant Agreement”), the Hajioannou Entities: (i) are prohibited from conducting certain activities that may compete with the business of the Company and (ii) granted the Company a right of first offer to purchase the Hajioannou Entities’ relevant interest in each of Safety Management Overseas S.A., a Panamanian corporation (the “SMO Manager”), and Safe Bulkers Management Limited, a Cypriot private limited company (the “Safe Bulkers Manager,” together with the SMO Manager, the “Managers”), in the event of a potential change of control of each such Manager, respectively; and

3. The Company wishes to limit the activities of P. Hajioannou in his capacity as a director or employee of the Company, and any entity controlled by P. Hajioannou (“P. Hajioannou Entity”), on the terms and conditions set out in this Agreement in order to prohibit certain activities that may compete with the business of the Company.

NOW, THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

ARTICLE I

INTERPRETATION

SECTION 1.1 In this Agreement, unless the context otherwise requires:

(a) “Agreement” shall have the meaning set forth in the preamble.

(b) “Applicable Vessels” shall have the meaning set forth in Section 3.4.

(c) “Board of Directors” means the board of directors of the Company as the same may be constituted from time to time.

(d) “Break Up Cost” means the aggregate amount of any and all costs including any taxes, registration fees, administrative expenses, severance costs, and other similar costs and expenses that would be required to transfer Drybulk Vessels or any other portion of a Non-Drybulk Acquisition that owns or operates Drybulk Vessels to the Company separately from the other assets of the Non-Drybulk Acquisition.

(e) “Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece; Cyprus; and New York, New York.

(f) “Company” shall have the meaning set forth in the preamble.

(g) “Company Group” means, at any time, the Company and its subsidiaries at such time and “member of the Company Group” shall be construed accordingly.

(h) “Competitive Activities” shall have the meaning set forth in Section 3.1.

(i) “Drybulk Vessel” means any ocean-going vessel (including any Newbuild) that is intended to be used primarily to transport non-liquid cargoes of commodities shipped in an unpackaged state.

(j) “Drybulk Vessel Business” means any business involved in the ownership or operation of Drybulk Vessels.

(k) “Effective Date” means May 28, 2008.

(l) “Hajioannou Entities” shall have the meaning set forth in the recitals.

(m) “Hajioannou Entities Restrictive Covenant Agreement” shall have the meaning set forth in the recitals.

(n) “Independent Directors” means those members of the Board of Directors that qualify as independent directors within the meaning of Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and the listing criteria of the New York Stock Exchange.

(o) “Machairiotissa Holdings” shall have the meaning set forth in the recitals.

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(p) “Management Agreements” means the Safe Bulkers Manager Management Agreement and the SMO Management Agreement.

(q) “Managers” shall have the meaning set forth in the recitals.

(r) “Newbuild” means a new vessel to be or which has just been constructed, or is under construction, which a member of the Company Group has agreed to acquire pursuant to a shipbuilding contract, memorandum of agreement or otherwise.

(s) “Non-Drybulk Acquisition” means an acquisition or investment that includes (i) both Drybulk Vessels and vessels other than Drybulk Vessels and/or (ii) any business that owns or operates Drybulk Vessels and vessels other than Drybulk Vessels.

(t) “Permitted Acquisition” means an acquisition by P. Hajioannou of a Drybulk Vessel or an acquisition of or investment in a Drybulk Vessel Business that (i) has been first offered to the Company and refused by the majority of the Independent Directors and (ii) has been acquired or invested in by P. Hajioannou on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to P. Hajioannou than those offered to the Company.

(u) “P. Hajioannou” shall have the meaning set forth in the preamble.

(v) “P. Hajioannou Entity” shall have the meaning set forth in the recitals, and “P. Hajioannou Entities” shall have a corresponding meaning.

(w) “Restricted Period” shall mean the period commencing on the Effective Date and ending one year following the later of (i) the termination of P. Hajioannou’s service with the Company as a director and (ii) the termination of P. Hajioannou’s service with the Company as an employee.

(x) “Safe Bulkers Manager Management Agreement” means the Management Agreement between the Company and the Safe Bulkers Manager, dated on or about the date of this Agreement.

(y) “Safe Bulkers Manager” shall have the meaning set forth in the recitals.

(z) “SMO Management Agreement” means the Amended and Restated Management Agreement between the Company and the SMO Manager, dated on or about the date of this Agreement.

(aa) “SMO Manager” shall have the meaning set forth in the recitals.

(bb) “Vorini Holdings” shall have the meaning set forth in the recitals.

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SECTION 1.2 The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

SECTION 1.3 All the terms of this Agreement, whether or not so expressed, shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 1.4 Unless the context otherwise requires, words in the singular include the plural and vice versa.

ARTICLE II

ACKNOWLEDGEMENT

SECTION 2.1 P. Hajioannou acknowledges he has received and reviewed the Management Agreements.

SECTION 2.2 P. Hajioannou acknowledges and agrees that, pursuant to the terms of the Management Agreements, during the respective terms of each of the Management Agreements, if a Drybulk Vessel owned by the Company and a Drybulk Vessel owned or operated, directly or indirectly, by P. Hajioannou or any P. Hajioannou Entity (other than through the Company) are both available and meet the criteria for a charter being fixed by either of the Managers, the Company’s Drybulk Vessel shall receive such charter. For the avoidance of doubt, this Section 2.2 shall apply only to Drybulk Vessels owned or operated, directly or indirectly, by P. Hajioannou or any P. Hajioannou Entity that is under the commercial management of either of the Managers, and shall not apply to any Drybulk Vessel owned or operated, directly or indirectly, by P. Hajioannou or any P. Hajioannou Entity that is not under the commercial management of either of the Managers.

ARTICLE III

NON-COMPETITION

SECTION 3.1 During the Restricted Period, P. Hajioannou shall and procures that the P. Hajioannou Entities shall, subject to Section 3.2 hereof, not directly or indirectly, engage in (a) the ownership or operation of any Drybulk Vessel or (b) the acquisition of or investment in any Drybulk Vessel Business, other than pursuant to his involvement with (i) any member of the Company Group, or (ii) a Manager, in compliance with the restrictions on competitive activities set out in the Management Agreements, as the same may be waived or amended from time to time (together, (a) and (b) are defined as the “Competitive Activities”).

SECTION 3.2 Notwithstanding the foregoing, P. Hajioannou may engage in Competitive Activities (including through any other P. Hajioannou Entity) in the following circumstances:

(a) with respect to any Permitted Acquisition; provided that any commercial management of Drybulk Vessels that are controlled by P. Hajioannou (including through any other P. Hajioannou Entity) in connection with the Permitted Acquisition is performed by either of the Managers;

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(b) with respect to any Drybulk Vessels or Drybulk Vessel Business included in a Non-Drybulk Acquisition; provided that (i) less than 50% of the fair market value of the Non-Drybulk Acquisition is attributable to the Drybulk Vessels and any related portion of such business that is solely dedicated to the ownership and operation of such Drybulk Vessels, (ii) P. Hajioannou promptly offers to sell the Drybulk Vessels and such related portion of the business to the Company for their fair market value plus any Break Up Costs and the majority of the Independent Directors refuse such offer and (iii) any commercial management of Drybulk Vessels that are controlled by P. Hajioannou in connection with such Non-Drybulk Acquisition is performed by either of the Managers. For purposes of this Section 3.2(b), fair market values shall be determined in good faith by the Board of Directors;

(c) with respect to the passive ownership of up to 9.99% of the outstanding voting securities of any publicly traded company that is a Drybulk Vessel Business in whole or in part; and

(d) with respect to (i) a maximum of eight (8) Drybulk Vessels on the water at any one time and (ii) an unlimited number of contracts with shipyards for newbuild Drybulk Vessels; in either case, to be directly or indirectly owned, operated or financed by P. Hajioannou as part of his estate or family planning; provided that, in the same manner contemplated with respect to a Permitted Acquisition, prior to the acquisition of any such Drybulk Vessels or entry into any such newbuilding contracts, such Drybulk Vessels or such newbuilding contracts (A) have been first offered to the Company and refused by the majority of the Independent Directors and (B) have been acquired or invested in on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to the acquiror than those offered to the Company. For the purpose of this Section 3.2(d), it is understood and agreed that commercial management for such Drybulk Vessels may be performed by either of the Managers or any other person or entity.

For the avoidance of doubt, the sale or transfer of any legal or beneficial ownership (in whole or in part) of any Drybulk Vessel or Drybulk Vessel Business owned or operated, directly or indirectly, by P. Hajioannou or any P. Hajioannou Entity, shall not be subject to any right of first offer on such proposed sale or other transfer of ownership.

SECTION 3.3 Nothing in this Agreement shall be construed to restrict the ability of P. Hajioannou or any other P. Hajioannou Entity to acquire, invest in, operate, manage or charter any vessel other than Drybulk Vessels or any shipping-related business other than a Drybulk Vessel Business.

SECTION 3.4 In respect of any Drybulk Vessels or contracts for newbuild Drybulk Vessels owned, operated or financed by P. Hajioannou or any P. Hajioannou Entity other than through the Company (the “Applicable Vessels”), P. Hajioannou shall, or shall cause a P. Hajioannou Entity to, deliver a written report to the Company within the first quarter of each fiscal year that contains the following information: (a) in respect of each such Drybulk Vessel so owned, operated or financed, the (i) name, (ii) flag, (iii) deadweight tons, (iv) year built, (v) country of construction, (vi) class, (vii) charter information with respect to charters arranged or

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in place during the period between the first day of the previous fiscal year and the date of the report, including the type of charter employment (e.g., time or voyage charters), the charter rate, commissions paid to brokers or other third parties, the charter period and the total revenues earned with respect to charters conducted during such period, (viii) running costs with respect to such Drybulk Vessel in the previous fiscal year, (ix) expected date of next drydocking and the estimated cost of such drydocking, and (x) date of next special survey; and (b) in respect of each such contract for newbuild Drybulk Vessels, charter information, if any, with respect to charters arranged as of the date of the report, including the type of charter employment, the charter rate, commissions paid to brokers or other third parties and the charter period. Additionally, P. Hajioannou shall, or shall cause a P. Hajioannou Entity to, promptly provide to the Company any clarification and explanation relating to the foregoing that the Company may reasonably request from time to time.

ARTICLE IV

NOTICES

SECTION 4.1 All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a Business Day to a party at its respective address set forth below:

Safe Bulkers, Inc.
Apt. D11 – Les Acanthes
6, Avenue des Citronniers
MC98000, Monaco
Attention: President
Telefax: +357 25 887220

Polys Hajioannou
c/o Safe Bulkers Management Limited
KPMG Building – Office G1B
Agias Fylaxeos 1 3025 Limassol
Cyprus
Attention: Polys Hajioannou

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ARTICLE V

APPLICABLE LAW AND JURISDICTION

SECTION 5.1 This Agreement shall be governed by, and construed in accordance with, the laws of England.

ARTICLE VI

ARBITRATION

SECTION 6.1 Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Article VI. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

SECTION 6.2 The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

ARTICLE VII MISCELLANEOUS

SECTION 7.1 This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto, with the exception of the Hajioannou Entities Restrictive Covenant Agreement and the Management Agreements. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

SECTION 7.2 It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated as invalid or

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unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudications is made.

SECTION 7.3 This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS whereof the undersigned have executed this Agreement as of the date first above written.

SAFE BULKERS, INC.

By: /s/ Loukas Barmparis
Name: Loukas Barmparis
Title President

POLYS HAJIOANNOU

/s/ Polys Hajioannou

[Signature Page to Polys Hajioannou Restrictive Covenant Agreement]